Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-204796, 333-189009, 333-182051, 333-167290, 333-139063, 333-41352 on Form S-8 of our report dated March 22, 2019, relating to the financial statements and financial statement schedule of Raven Industries, Inc. ("Raven"), and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Raven for the year ended January 31, 2019.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 22, 2019